EXHIBIT 99.1

Claire’s (Gibraltar) Holdings Limited

Unaudited Condensed Consolidated Balance Sheet

(in thousands)

May 5, 2018
ASSETS
Current assets:
Cash and cash equivalents	$18,118
Inventories	52,427
Prepaid expenses	15,339
Other current assets	11,761

Total current assets	97,645

Property and equipment:
Furniture, fixtures and equipment	73,607
Leasehold improvements	102,605

176,212
Accumulated depreciation and amortization	(134,299)

41,913

Intercompany receivables	161,570
Goodwill	145,058
Intangible assets, net	199,693
Other assets	42,923

549,244

Total assets	$688,802

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Current portion of long-term debt, net	$87,298
Trade accounts payable	32,559
Income taxes payable	2,519
Accrued interest payable	794
Accrued expenses and other current liabilities	35,534

Total current liabilities	158,704

Long-term debt, net	65,037
Deferred tax liability	4,227
Deferred rent expense	9,725

78,989

Stockholder’s equity:
Common stock	2
Additional paid in capital	770,859
Accumulated other comprehensive loss, net of tax	(35,657)
Accumulated deficit	(284,095)

451,109

Total liabilities and stockholder’s equity	$688,802

Claire’s (Gibraltar) Holdings Limited

Unaudited Condensed Consolidated Statement of Operations and Comprehensive Loss

(in thousands)

Three Months Ended
May 5, 2018
Net sales	$104,072
Cost of sales, occupancy and buying expenses (exclusive of depreciation and amortization shown separately below)	57,342

Gross profit	46,730

Other expenses:
Selling, general and administrative	47,732
Depreciation and amortization	4,544
Severance	288
Other expense, net	1,036

53,600

Operating loss	(6,870)
Interest expense, net	2,476

Loss before income tax benefit	(9,346)
Income tax benefit	(8,187)

Net loss	(1,159)
Foreign currency translation adjustments	(2,113)
Net loss on intra-entity foreign currency transactions, net of tax	(5,708)

Other comprehensive loss	(7,821)

Comprehensive loss	$(8,980)

CLSIP Holdings LLC

Unaudited Condensed Statement of Cash Flows

(in thousands)

Three Months Ended
May 5, 2018
Net cash provided by operating activities	$—
Net cash provided by investing activities	—
Net cash provided by financing activities	—

Net increase in cash and cash equivalents	—
Cash and cash equivalents, at beginning of period	—

Cash and cash equivalents, at end of period	$—

CLSIP LLC

Unaudited Condensed Statement of Cash Flows

(in thousands)

Three Months Ended
May 5, 2018
Net loss	$(2,889)
Non-cash pay-in-kind interest expense	2,889

Net cash provided by operating activities	$—
Net cash provided by investing activities	—
Payments of unamortized interest related to long-term debt	(3,008)
Intercompany activity, net	(2,992)

Net cash used in financing activities	(6,000)

Net decrease in cash and cash equivalents	(6,000)
Cash and cash equivalents, at beginning of period	6,500

Cash and cash equivalents, at end of period	$500

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